CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM due 2019	$1,135,000	$131.89

October 2014 Pricing Supplement No. 1,666 Registration Statement No. 333-178081 Dated October 31, 2014 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Dual Directional Trigger PLUS Based on the Value of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due November 5, 2019
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The Dual Directional Trigger PLUS, or “Trigger PLUS,” are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document.  The payment at maturity on the Trigger PLUS will be based on the value of the worst performing of the S&P 500® Index and the Russell 2000® Index.  At maturity, if the final index value of each underlying index is greater than its respective initial index value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the worst performing underlying index.  If the final index value of either underlying index is less than or equal to its respective initial index value but the final index value of each underlying index is greater than or equal to its respective trigger level, investors will receive the stated principal amount of their investment plus a leveraged positive return based on the absolute value of the performance of the worst performing underlying index.  However, if the final index value of either underlying index is less than its respective trigger level, investors will be negatively exposed to the full decline in the worst performing underlying index and will lose 1% of the stated principal amount for every 1% of decline in the worst performing underlying index, without any buffer.  Because the payment at maturity of the Trigger PLUS is based on the worst performing of the underlying indices, a decline in either underlying index beyond its respective trigger level will result in a significant loss of your investment even if the other underlying index has appreciated or has not declined as much.  These long-dated Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal, risk exposure to the worst performing of two underlying indices and forgo current income in exchange for the leverage and absolute return features that in each case apply to a limited range of performance of the worst performing underlying index.  The Trigger PLUS are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
The Trigger PLUS differ from the PLUS described in the accompanying product supplement for PLUS in that the Trigger PLUS offer the potential for a positive return at maturity if the worst performing underlying index depreciates by no more than 45%.  The Trigger PLUS are not the Buffered PLUS described in the accompanying product supplement for PLUS.  Unlike the Buffered PLUS, the Trigger PLUS do not provide any protection if the worst performing underlying index depreciates by more than 45%.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	November 5, 2019
Underlying indices:	S&P 500® Index (the “SPX Index”) and the RTY 2000® Index (the “RTY Index”)
Aggregate principal amount:	$1,135,000
Payment at maturity:	If the final index value of each underlying index is greater than its respective initial index value,
$1,000 + ($1,000 × leverage factor × index percent change of the worst performing underlying index)

If the final index value of either underlying index is less than or equal to its respective initial index value but the final index value of each underlying index is greater than or equal to its respective trigger level,

$1,000 + ($1,000 × leverage factor × absolute index return of the worst performing underlying index)
If the final index value of either underlying index is less than its respective trigger level,
$1,000 × index performance factor of the worst performing underlying index
Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000, and will represent a loss of at least 45%, and possibly all, of your investment.
Index percent change:	With respect to each underlying index, (final index value – initial index value) / initial index value
Worst performing underlying index:	The underlying index with the lesser index percentage change
Index performance factor:	With respect to each underlying index, final index value / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.
Initial index value:
With respect to the SPX Index, 2,018.05, which is the index closing value of such index on the pricing date
With respect to the RTY Index, 1,173.509, which is the index closing value of such index on the pricing date

Final index value:	With respect to each underlying index, the index closing value of such index on the valuation date
Valuation date:	October 31, 2019, subject to adjustment for non-index business days and certain market disruption events
Leverage factor:	109.25%
Trigger level:
With respect to the SPX Index, 1,109.928, which is approximately 55% of the initial index value of such index
With respect to the RTY Index, 645.430, which is approximately 55% of the initial index value of such index

Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS
Pricing date:	October 31, 2014
Original issue date:	November 5, 2014 (3 business days after the pricing date)
CUSIP / ISIN:	61761JUA5 / US61761JUA59
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$968.60 per Trigger PLUS. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per Trigger PLUS	$1,000	$5	$995
Total	$1,135,000	$5,675	$1,129,325
(1)
Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $5 for each Trigger PLUS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	See “Use of proceeds and hedging” on page 16.
The Trigger PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Trigger PLUS” at the end of this document.

Product Supplement for PLUS dated August 17, 2012	Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Dual Directional Trigger PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due November 5, 2019
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Dual Directional Trigger PLUS Based on the Value of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due November 5, 2019 (the “Trigger PLUS”) can be used:

▪	To gain exposure to U.S. equity indices

▪	To potentially outperform the worst performing of the S&P 500® Index and the Russell 2000® by taking advantage of the leverage factor

▪	To obtain a leveraged positive return for a limited range of negative performance of the worst performing underlying index

If the final index value of either underlying index is less than its respective trigger level, investors will be negatively exposed to the full amount of the percent decline in the worst performing underlying index and will lose 1% of the stated principal amount for every 1% of decline in the worst performing underlying index, without any buffer.

Maturity:	5 years
Leverage factor:	109.25%
Minimum payment at maturity:	None. Investors may lose all their entire initial investment in the Trigger PLUS.
Trigger level:	With respect to each underlying index, 55% of the initial index value of such index
Coupon:	None
Listing:	The Trigger PLUS will not be listed on any securities exchange

The original issue price of each Trigger PLUS is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date is less than $1,000.  We estimate that the value of each Trigger PLUS on the pricing date is $968.60.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the underlying index.  The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, including the leverage factor and the trigger levels, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger PLUS?

The price at which MS & Co. purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

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Dual Directional Trigger PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due November 5, 2019
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS, and, if it once chooses to make a market, may cease doing so at any time.

Key Investment Rationale

The Trigger PLUS offer the potential for a positive return at maturity based on the absolute value of a limited range of percentage changes of the worst performing underlying index.  At maturity, if the final index value of each underlying index is greater than its respective initial index value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the worst performing underlying index.  If the final index value of either underlying index is less than or equal to its respective initial index value but the final index value of each underlying index is greater than or equal to its respective trigger level, investors will receive the stated principal amount of their investment plus a leveraged positive return based on the absolute value of the performance of the worst performing underlying index.  However, if the final index value of either underlying index is less than its respective trigger level, investors will be negatively exposed to the full decline in the worst performing underlying index and will lose 1% of the stated principal amount for every 1% of decline in the worst performing underlying index, without any buffer.  Investors may lose their entire initial investment in the Trigger PLUS.  All payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.

Leveraged Performance
The Trigger PLUS offer investors an opportunity to receive 109.25% of (i) the positive return of the worst performing of the underlying indices if both underlying indices have appreciated in value or (ii) the absolute value of the performance of the worst performing of the underlying indices if one or both underlying indices have declined but neither underlying index has declined beyond its respective trigger level.

Absolute Return Feature
The Trigger PLUS enable investors to obtain a leveraged positive return if the final index value of either underlying index is less than or equal to its respective initial index value but the final index value of each underlying index is greater than or equal to its respective trigger level.

Upside Scenario if Both Underlying Indices Appreciate
Both underlying indices increase in value, and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000 plus 109.25% of the index percent change of the worst performing underlying index.

Absolute Return Scenario
The final index value of either underlying index is less than or equal to its respective initial index value but the final index value of each underlying index is greater than or equal to its respective trigger level.  In this case, you receive a 1.0925% positive return on the Trigger PLUS for each 1% negative return on the worst performing underlying index.  For example, if the final index value of the worst performing underlying index is 10% less than its respective initial index value, the Trigger PLUS will provide a total positive return of 10.925% at maturity.  The maximum return you may receive in this scenario is a positive 49.1625% return at maturity.

Downside Scenario
The final index value of either underlying index is less than its respective trigger level.

In this case, the Trigger PLUS redeem for at least 45% less than the stated principal amount, and this decrease will be by an amount proportionate to the full decline in the value of the worst performing underlying index over the term of the Trigger PLUS.  Under these circumstances, the payment at maturity will be less than 55% of the stated principal amount per Trigger PLUS.  For example, if the final index value of the worst performing underlying index is 70% less than its initial index value, the Trigger PLUS will be redeemed at maturity for a loss of 70% of principal at $300, or 30% of the stated principal amount.  There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

Because the payment at maturity of the Trigger PLUS is based on the worst performing of the underlying indices, a decline in either underlying index beyond its respective trigger level will result in a significant loss of your investment even if the other underlying index has appreciated or has not declined as much.

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Dual Directional Trigger PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due November 5, 2019
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the Trigger PLUS.  The following examples are for illustrative purposes only.  The actual initial index value and trigger level for each underlying index are set forth on the cover page of this document.  Any payment at maturity on the Trigger PLUS is subject to the credit risk of Morgan Stanley.  The below examples are based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	109.25%
Hypothetical initial index value:	With respect to the SPX Index: 2,000 With respect to the RTY Index: 1,100
Hypothetical trigger level:	With respect to the SPX Index: 1,100 With respect to the RTY Index: 605

EXAMPLE 1: The final index value of each underlying index is greater than its respective initial index value.

Final index value		SPX Index: 2,200
RTY Index: 1,540
Index percent change		SPX Index: (2,200 – 2,000) / 2,000 = 10% RTY Index: (1,540 – 1,100) / 1,100 = 40%
Payment at maturity	=	$1,000 + ($1,000 × leverage factor × index percent change of the worst performing underlying index)
	=	$1,000 + ($1,000 × 109.25% × 10%)
	=	$1,109.25

In example 1, the final index values of both the SPX Index and RTY Index are greater than their initial index values.  The SPX Index has appreciated by 10% while the RTY Index has appreciated by 40%.  Therefore, investors receive at maturity the stated principal amount plus 109.25% of the appreciation of the worst performing underlying index, which is the SPX Index in this example.  Investors receive $1,109.25 per Trigger PLUS at maturity.

EXAMPLE 2: The final index value of one underlying index is greater than its respective initial index value while the final index value of the other underlying index is less than its respective initial index value but greater than its respective trigger level.

Final index value		SPX Index: 2,800
RTY Index: 770
Index percent change		SPX Index: (2,800 – 2,000) / 2,000 = 40% RTY Index: (770 – 1,100) / 1,100 = -30%
Payment at maturity	=	$1,000 + ($1,000 × leverage factor × absolute index return of the worst performing underlying index)
	=	$1,000 + ($1,000 × 109.25% × 30%)
	=	$1,327.75

In example 2, the final index value of the SPX Index is greater than its respective initial value, while the final index value of the RTY Index is less than its respective initial index value but greater than its respective trigger level.  While the SPX Index has appreciated by 40%, the RTY index has declined by 30%.  Therefore, investors receive at maturity the stated principal amount plus 109.25% of the absolute value of the performance of the worst performing underlying index, which is the RTY Index in this example.  Investors receive $1,327.75 per Trigger PLUS at maturity.  In this example, investors receive a

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Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

positive return even though one of the underlying indices declined in value by 30%, due to the absolute return feature of the Trigger PLUS and because neither underlying index declined beyond its respective trigger level.

EXAMPLE 3: The final index value of one underlying index is greater than its respective initial index value while the final index value of the other underlying index is less than its respective initial index value and trigger level.

Final index value		SPX Index: 2,200
RTY Index: 550
Index percent change		SPX Index: (2,200 – 2,000) / 2,000 = 10% RTY Index: (550 – 1,100) / 1,100 = -50%
Index performance factor		SPX Index: 2,200 / 2,000 = 110% RTY Index: 550 / 1,100 = 50%
Payment at maturity	=	$1,000 × (index performance factor of the worst performing underlying index)
	=	$1,000 × 50%
	=	$500

In example 3, the final index value of the SPX Index is greater than its respective initial value, while the final index value of the RTY Index is less than its respective initial index value and trigger level.  While the SPX Index has appreciated by 10%, the RTY index has declined by 50%.  Therefore, investors are exposed to the negative performance of the RTY Index, which is the worst performing underlying index in this example, and receive a payment at maturity of $500.  In this example, investors are exposed to the negative performance of the worst performing underlying index even though the other underlying index has appreciated in value by 10%, because the final index value of each index is not greater than or equal to its respective trigger level.

EXAMPLE 4: The final index value of each underlying index is less than its respective initial index value but is greater than its respective trigger level.

Final index value		SPX Index: 1,600
RTY Index: 825
Index percent change		SPX Index: (1,600 – 2,000) / 2,000 = -20% RTY Index: (825 – 1,100) / 1,100 = -25%
Payment at maturity	=	$1,000 + ($1,000 × leverage factor × absolute index return of the worst performing underlying index)
	=	$1,000 + ($1,000 × 109.25% × 25%)
	=	$1,273.125

In example 4, the final index value of each underlying index is less than its respective initial index value but is greater than its respective trigger level.  The SPX index has declined by 20% while the RTY Index has declined by 25%.  Therefore, investors receive at maturity the stated principal amount plus 109.25% of the absolute value of the performance of the worst performing underlying index, which is the RTY Index in this example.  Investors receive $1,273.125 per Trigger PLUS at maturity.

EXAMPLE 5: The final index value of each underlying index is less than its respective trigger level.

Final index value	SPX Index: 600
RTY Index: 440
Index percent change	SPX Index: (600 – 2,000) / 2,000 = -70% RTY Index: (440 – 1,100) / 1,100 = -60%

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Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Index performance factor		SPX Index: 600 / 2,000 = 30% RTY Index: 440 / 1,100 = 40%
Payment at maturity	=	$1,000 × (index performance factor of the worst performing underlying index)
	=	$1,000 × 30%
	=	$300

In example 4, the final index values of both the SPX Index and the RTY Index are less than their respective trigger levels.  The SPX index has declined by 70% while the RTY Index has declined by 60%.  Therefore, investors are exposed to the negative performance of the SPX Index, which is the worst performing underlying index in this example, and receive a payment at maturity of $300.

Because the payment at maturity of the Trigger PLUS is based on the worst performing of the underlying indices, a decline in either underlying index beyond its respective trigger level will result in a significant loss of your investment even if the other underlying index has appreciated or has not declined as much.

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Dual Directional Trigger PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due November 5, 2019
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪
The Trigger PLUS do not pay interest or guarantee the return of any principal.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity.  If the final index value of either underlying index is less than its respective trigger level, the absolute return feature will no longer be available and the payment at maturity will be an amount in cash that is at least 45% less than the $1,000 stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the full amount of the decline in the value of the worst performing underlying index over the term of the Trigger PLUS, without any buffer.  There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪
You are exposed to the price risk of both underlying indices.  Your return on the Trigger PLUS it not linked to a basket consisting of both underlying indices.  Rather, it will be based upon the independent performance of each underlying index.  Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying indices.  Poor performance by either underlying index over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying index.  If either underlying index declines to below its respective trigger level as of the valuation date, you will be exposed to the negative performance of the worst performing underlying index at maturity, and you will lose a significant portion or all of your investment, even if the other underlying index has appreciated or has not declined as much.  Accordingly, your investment is subject to the price risk of both underlying indices.

▪
Because the Trigger PLUS are linked to the performance of the worst performing underlying index, you are exposed to greater risk of sustaining a significant loss on your investment than if the Trigger PLUS were linked to just one underlying index.  The risk that you will suffer a significant loss on your investment is greater if you invest in the Trigger PLUS as opposed to substantially similar securities that are linked to the performance of just one underlying index.  With two underlying indices, it is more likely that either underlying index will decline to below its trigger level as of the valuation date than if the Trigger PLUS were linked to only one underlying index.  Therefore it is more likely that you will suffer a significant loss on your investment.

▪
The market price will be influenced by many unpredictable factors.  Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including the value, volatility and dividend yield of the underlying indices, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.  Generally, the longer the time remaining to maturity, the more the market price of the Trigger PLUS will be affected by the other factors described above.  The levels of the underlying indices may be, and have recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “S&P 500® Index Overview” and “Russell 2000® Index Overview” below.  You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪
The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or

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Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Trigger PLUS.

▪
The Trigger PLUS are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.  As the Russell 2000® Index is one of the underlying indices, and the Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization, the Trigger PLUS are linked to the value of small-capitalization companies.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than that of indices that consist of stocks issued by large-capitalization companies.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪
The amount payable on the Trigger PLUS is not linked to the values of the underlying indices at any time other than the valuation date.  The final index value of each underlying index will be based on the index closing value of such index on the valuation date, subject to adjustment for non-index business days and certain market disruption events.  Even if both underlying indices appreciate prior to the valuation date but the value of either underlying index drops by the valuation date to below its respective trigger level, the payment at maturity will be significantly less than it would have been had the payment at maturity been linked to the values of the underlying indices prior to such drop.  Although the actual values of the underlying indices on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than their respective trigger levels, the payment at maturity will be based solely on the index closing values on the valuation date.

▪
Investing in the Trigger PLUS is not equivalent to investing in either underlying index.  Investing in the Trigger PLUS is not equivalent to investing in either underlying index or the component stocks of either underlying index.  Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute either underlying index.

▪
Adjustments to the underlying indices could adversely affect the value of the Trigger PLUS.  The publisher of either underlying index may add, delete or substitute the stocks constituting such underlying index or make other methodological changes that could change the value of such underlying index. The publisher of either underlying index may discontinue or suspend calculation or publication of such underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

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Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time.  The value of your Trigger PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

▪
The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Trigger PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Trigger PLUS.  MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily.  Since other broker-dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS.  Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Trigger PLUS. One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices.  Some of our subsidiaries also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value of either underlying index, and, therefore, could have increased the value at or above which such underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS (depending also on the performance of the other underlying index).  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the value of either underlying index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any (depending also on the performance of the other underlying index).

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS.  As calculation agent, MS & Co. has determined the initial index values and the trigger levels, will determine the final index values, including whether any underlying index has decreased to below its respective trigger level, and will calculate the amount of cash you receive at maturity, if any.  Moreover, certain determinations made by MS & Co., in its

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capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of an underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any.  For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s),” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement.  In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.

▪
The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.  Please read the discussion under “—Additional provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the Trigger PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income.  Because the Trigger PLUS provide for the return of principal except where the final index value of either of the underlying indices is below its respective trigger level, the risk that a Trigger PLUS would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not contain similar provisions.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on October 31, 2014:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	2,018.05
52 Weeks Ago:	1,756.54
52 Week High (on 10/31/2014):	2,018.05
52 Week Low (on 2/3/2014):	1,741.89

The following graph sets forth the daily closing values of the SPX Index for the period from January 1, 2009 through October 31, 2014.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter in the same period.  The closing value of the SPX Index on October 31, 2014 was 2,018.05.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The SPX index has at times experienced periods of high volatility, and you should not take the historical values of the SPX index as an indication of its future performance.

SPX Index Daily Closing Values January 1, 2009 to October 31, 2014

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S&P 500® Index	High	Low	Period End
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter (through October 31, 2014)	2,018.05	1,862.49	2,018.05

License Agreement between S&P and Morgan Stanley

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.  For more information, see “S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying index supplement.

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Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

Information as of market close on October 31, 2014:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	1,173.509
52 Weeks Ago:	1,100.155
52 Week High (on 3/4/2014):	1,208.651
52 Week Low (on 10/13/2014):	1,049.303

The following graph sets forth the daily closing values of the RTY index for the period from January 1, 2009 through October 31, 2014.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the RTY index for each quarter in the same period.  The closing value of the RTY Index on October 31, 2014 was 1,173.509.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The RTY index has at times experienced periods of high volatility, and you should not take the historical values of the RTY index as an indication of its future performance.

RTY Index Daily Closing Values January 1, 2009 to October 31, 2014

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Russell 2000® Index	High	Low	Period End
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.70	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.50	769.48	849.35
2013
First Quarter	953.07	872.61	951.54
Second Quarter	999.99	901.51	977.48
Third Quarter	1,078.41	989.54	1,073.79
Fourth Quarter	1,163.64	1,043.46	1,163.64
2014
First Quarter	1,208.651	1,093.594	1,173.038
Second Quarter	1,192.964	1,095.986	1,192.964
Third Quarter	1,208.150	1,101.676	1,101.676
Fourth Quarter (through October 31, 2014)	1,173.510	1,049.303	1,173.509

License Agreement between Russell Investments and Morgan Stanley

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  For more information, see “Russell 2000® Index—License Agreement between Russell Investments and Morgan Stanley” in the accompanying index supplement.

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Additional Information About the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Underlying index publishers:	With respect to the SPX Index, Standard & Poor’s Financial Services LLC With respect to the RTY Index, Russell Investments
Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Postponement of maturity date:
If the scheduled valuation date is not an index business day with respect to either underlying index or if a market disruption event occurs with respect to either underlying index on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed to the second business day following the latest valuation date as postponed with respect to either underlying index.

Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange.

▪ Upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule,

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which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Legislation Affecting Certain Non-U.S. Holders” in the accompanying product supplement for PLUS, withholding under the Hiring Incentives to Restore Employment Act of 2010 (commonly referred to as “FATCA”) applies with respect to any payment of amounts treated as interest and, if made after December 31, 2016, any payment of gross proceeds of the disposition (including upon retirement) of certain financial instruments.  This legislation would apply to the Trigger PLUS if they were recharacterized as debt instruments.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by the aforementioned notice, the potential application of the FATCA rules and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying product supplement for PLUS.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the Trigger PLUS borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the Trigger PLUS by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in stocks of the underlying indices and in futures and/or options contracts on the underlying indices and any component stocks of the underlying indices listed on major securities markets.  Such purchase activity could have increased the value of either underlying index on the pricing date, and therefore could have

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increased the value at or above which such underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS (depending also on the performance of the other underlying index).  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Trigger PLUS, including on the valuation date, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of either underlying index, and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any (depending also on the performance of the other underlying index).  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Code Section 4975 for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction

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and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many Plans, the Trigger PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Trigger PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Trigger PLUS are contractual financial instruments.  The financial exposure provided by the Trigger PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Trigger PLUS.  The Trigger PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Trigger PLUS.

Each purchaser or holder of any Trigger PLUS acknowledges and agrees that:

(i)     the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Trigger PLUS, (B) the purchaser or holder’s investment in the Trigger PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Trigger PLUS;

(ii)    we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Trigger PLUS and (B) all hedging transactions in connection with our obligations under the Trigger PLUS;

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(iii)   any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Trigger PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $5 for each Trigger PLUS they sell.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Validity of the Trigger PLUS:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Trigger PLUS offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Trigger PLUS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without

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Dual Directional Trigger PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due November 5, 2019
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Trigger PLUS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated August 17, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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